AMENDMENT NO. ONE TO BYLAWS OF BLUE BIRD CORPORATION
(Formerly “Hennessy Capital Acquisition Corp.”)
DATED February 3, ~~2022~~2023

Pursuant to action by the Board of Directors of Blue Bird Corporation, a Delaware corporation (the “Corporation), this Amendment No. One to the Bylaws of Blue Bird Corporation is approved and adopted this 3rd day of February_________, ~~2022~~2023, as follows: Article III, titled “Directors,” Section 3.2 “Advance Notice for Nomination of Directors,” is hereby amended and restated in its entirety, as set forth below.
ARTICLE III
DIRECTORS
Section 3.2.    Advance Notice for Nomination of Directors.
(a)Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided by the terms of one or more series of Preferred Stock with respect to the rights of holders of one or more series of Preferred Stock to elect directors. Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Corporation’s notice of such special meeting, may be made (i) by or at the direction of the Board or (ii) by any stockholder of the Corporation (x) who is a stockholder of record on the date of the giving of the notice provided for in this Section 3.2 and on the record date for the determination of stockholders entitled to vote at such meeting and (y) who complies with (1) the notice procedures and other requirements set forth in this Section 3.2 and (2) the requirements of Rule 14a-19 under the Exchange Act (or any amended or successor rule).
(b)In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Corporation (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 45 days before or after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Corporation. In no event shall the public announcement of an adjournment of an annual meeting or special meeting commence a new time period for the giving of a stockholder’s notice as described in this Section 3.2.
(c)Notwithstanding anything in paragraph (b) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is greater than the number of directors whose terms expire on the date of the annual meeting and there is no public announcement by the Corporation naming all of the nominees for the additional directors to be elected or specifying the size of the increased Board before the close of business on the 90th day prior to the anniversary date of the immediately preceding annual meeting of stockholders, a stockholder’s notice required by this Section 3.2 shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase that are to be filled by election at such annual meeting, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of
~~SGR/41546569.1~~

business on the 10th day following the date on which such public announcement was first made by the Corporation.
(d)To be in proper written form, a stockholder’s notice to the Secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of all arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names), (D) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must also (i) include all other information required by Rule 14a-19 under the Exchange Act (or any amended or successor rule), and (ii) be accompanied by a written consent of each proposed nominee to being named as a nominee in any proxy statement relating to the annual meeting or special meeting, as applicable, and to serve as a director if elected.
(e)If the Board or the chairman of the meeting of stockholders determines that any nomination was not made in accordance with the provisions of this Section 3.2 and/or applicable federal and state laws, or that the solicitation in support of such nominee was not made in compliance with Rule 14a-19 (or any amended or successor rule), then such nomination shall not be considered at the meeting in question. Notwithstanding the foregoing provisions of this Section 3.2, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.
(f)In addition to the provisions of this Section 3.2, a stockholder shall also comply with (i) all ~~of the~~ applicable requirements of federal and state laws, including the requirements of the Exchange Act and the rules and regulations thereunder, and (ii) all governing documents of the Corporation, including the articles of incorporation and bylaws, with respect to the matters set forth herein. Nothing in this Section 3.2 shall be deemed to affect any rights of the holders of Preferred Stock to elect directors pursuant to the Certificate of Incorporation.

~~SGR/41546569.1~~

~~SGR/41546569.1~~

Summary report: Litera Compare for Word 11.0.0.61 Document comparison done on 1/3/2023 3:56:57 PM
Style name: Default Style
Intelligent Table Comparison: Active
Original DMS: iw://work.sgrlaw.com/SGR/41546569/1
Modified DMS: iw://work.sgrlaw.com/SGR/41546569/2
Changes:
Add	14
~~Delete~~	7
~~Move From~~	0
Move To	0
Table Insert	0
~~Table Delete~~	0
Table moves to	0
~~Table moves from~~	0
Embedded Graphics (Visio, ChemDraw, Images etc.)	0
Embedded Excel	0
Format changes	0
Total Changes:	21